DSI REALTY INCOME FUND VII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
JUNE 30, 1999 AND DECEMBER 31, 1998

                                          June 30,       December 31,
                                            1999             1998
ASSETS

CASH AND CASH EQUIVALENTS                $  526,400       $  459,100
PROPERTY, Net                             2,417,451        2,672,106

OTHER ASSETS                                 45,259           44,142

TOTAL                                    $2,989,110       $3,175,348


LIABILITIES AND PARTNERS' EQUITY (DEFICIT)


LIABILITIES                              $  522,256       $  546,221

PARTNERS' EQUITY (DEFICIT):
     General Partners                       (83,099)         (81,477)
     Limited Partners                     2,549,953        2,710,604

  Total partners' equity                  2,466,854        2,629,127

TOTAL                                    $2,989,110       $3,175,348

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1999 AND 1998


                                          June 30,          June 30,
                                            1999              1998

REVENUES:

Rental income                            $  556,244        $  531,898
Interest                                      1,569             3,619
     Total revenues                         557,813           535,517

EXPENSES:

Operating                                   337,950           328,801
General and administrative                   50,083            47,718
     Total expenses                         388,033           376,519


NET INCOME                               $  169,780        $  158,998


AGGREGATE NET INCOME ALLOCATED TO:
    Limited Partners                     $  168,082        $  157,408
    General Partners                          1,698             1,590

TOTAL                                    $  169,780        $  158,998

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     7.00        $     6.56


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000            24,000

See accompanying notes to financial statements(unaudited).


STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                          June 30,           June 30,
                                            1999               1998

REVENUES:
Rental income                            $1,106,249        $1,053,622
Interest                                      3,296             6,325
Total revenues                            1,109,545         1,059,947

EXPENSES:
Operating                                   671,715           638,714
General and administrative                  115,255           117,054
Total expenses                              786,970           755,768

NET INCOME                               $  322,575         $ 304,179

AGGREGATE NET INCOME ALLOCATED TO:
 Limited Partners                        $  319,349         $ 301,137
 General Partners                             3,226             3,042
TOTAL                                    $  322,575         $ 304,179

NET INCOME PER LIMITED
  PARTNERSHIP UNIT                           $13.31            $12.55

LIMITED PARTNERSHIP UNITS USED
  IN PER UNIT CALCULATION                    24,000            24,000


See accompanying notes to financial statements (unaudited)




STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)(UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL



BALANCE AT JANUARY 1, 1998            ($76,105)     $3,251,237   $3,175,222

NET INCOME                               3,042         301,137      304,179
DISTRIBUTIONS                           (4,848)       (480,000)    (484,848)

BALANCE AT JUNE 30, 1998              ($77,821)     $3,072,374   $2,994,553

BALANCE AT JANUARY 1, 1999            ($81,477)     $2,710,604   $2,629,127

NET INCOME                               3,226         319,349      322,575
DISTRIBUTIONS                           (4,848)       (480,000)    (484,848)

BALANCE AT JUNE 30, 1999              ($83,099)     $2,549,953   $2,466,854

See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                        June 30,          June 30,
                                          1999              1998

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 322,575          $ 304,179

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

    Depreciation                         254,655            254,654

    Changes in assets and
	liabilities:

     Increase in other assets             (1,117)           (44,582)

     Decrease(increase)in liabilities    (23,965)            16,565

Net cash provided by
   operating activities                  552,148            530,816



CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (484,848)          (484,848)

NET INCREASE IN CASH AND
    CASH EQUIVALENTS                      67,300             45,968

CASH AND CASH EQUIVALENTS:

     At beginning of period              459,100             500,294
     At end of period                  $ 526,400           $ 546,262


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VII (the "Partnership"), has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of June 30, 1999, and for the periods ended June 30, 1999, and 1998, is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 15 years. The total cost of property and accumulated depreciation at June 30, 1999, is as follows:

        Land                                 $  2,089,800
        Buildings and equipment                 7,662,434
        Equipment                                  55,035
        Total                                   9,807,269
        Less: Accumulated Depreciation        ( 7,389,818)
        Property - Net                       $  2,417,451

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.